UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2009

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

Altera Corporation will incur restructuring-related charges of approximately $6 million in the first quarter of 2009. The charges are comprised of employee termination payments of approximately $3.5 million and charges related to the termination of certain external sales representatives of approximately $2.5 million. As a result of these terminations, the annual net cost savings to Altera approximates $11 million. Included in these annualized cost savings is the net reduction of approximately 33 positions from the company’s approximately 2,760 person headcount.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Forward-Looking Statements

This report contains forward-looking statements concerning Altera’s expectations regarding the amounts of cost savings, employee termination payments and charges related to the termination of certain external sales representatives. Investors are cautioned that all forward-looking statements in this report involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, unanticipated restructuring difficulties and inaccuracies in Altera’s assessment of the amount and timing of cost savings, payments and charges, as well as other risks discussed in Altera’s Form 10-K filed with the Securities and Exchange Commission on February 25, 2009 and in Altera’s other current and periodic reports filed from time to time with the SEC. Copies of Altera’s SEC filings are posted on Altera’s web site and are available from Altera without charge. Forward-looking statements are made as of the date of this report, and, except as required by law, Altera does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Timothy R. Morse
Timothy R. Morse
Senior Vice President and Chief Financial Officer

Dated: March 16, 2009